EXHIBIT 99.1

Triple-S Management Corporation
`                                                                           1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen	Kathy Waller
Chief Marketing & Communications Officer	AllWays Communicate, LLC
(787) 706-2570	(312) 543-6708

Triple-S Management Corporation Reports Third Quarter 2012 Results

SAN JUAN, Puerto Rico, October 31, 2012 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced consolidated revenues of $606.2 million and operating income of $15.5 million for the three months ended September 30, 2012.  Net income was $11.7 million, or $0.41 per diluted share.

September-Quarter Consolidated Highlights

•	Total consolidated operating revenues were $605.6 million;
•	Operating income was $15.5 million;
•	Consolidated loss ratio was 85.8%;
•	Medical loss ratio (MLR) was 89.7%;
•	Managed Care member month enrollment increased 111.0%;
•	Medicare member month enrollment rose 15.6%.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corporation, said, “We recorded another quarter of solid top-line growth, driven by premium increases across all our managed care segments. In our Medicare business, we maintained a healthy mid-teens gain in membership.  We did, however, experience a higher-than-normal increase in claims in the Commercial business, the result of more hospital admissions and increased surgical procedures, which had been tracking at lower levels in the first half of the year.  Nonetheless, the period’s results were in line with internal expectations since the third quarter typically has the second highest utilization rate in any given year.  As we enter the fourth quarter, our seasonally strongest, we are reaffirming our 2012 outlook.

“In mid-October, CMS released Medicare Advantage Star ratings for 2013 and all of our plans demonstrated improvement.  Our sales force now has a full array of MA products to offer as we proceed through open enrollment season,” continued Ruiz-Comas.

“Recently, we entered into an agreement with Abarca Health, a Puerto-Rico based provider of healthcare information technology, clinical solutions, and pharmacy benefit management services, under which it will serve as American Health’s new PBM.  This agreement, effective January 1, 2013, will provide us with more favorable pricing, allowing us to better control our pharmacy costs in 2013 and beyond.”

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Ruiz-Comas added, “To drive better performance in the Medicare Advantage segment, Susan Rawlings-Molina has been designated to head up the entire MA division.  Susan, President and CEO of Socios Mayores en Salud, Inc. (the holding company of American Health), is an accomplished executive who has worked at several major U.S. managed care organizations during her career.  Her first task will be to restructure the MA business, streamline our operations and increase accountability, creating greater efficiency and positioning us for further improvement in our Star ratings.

“In addition, we recently appointed Juan José Díaz-Goitía to the position of Chief Information Officer.  Formerly Executive Vice President of Triple-S Vida, Juan José had previously been Chief Information Officer for Latin America and Puerto Rico at Verizon Information Services.  In his new role, he will integrate the technology function across our family of companies to improve efficiency and service to all of our constituents,” Ruiz-Comas concluded.

Selected Quarterly Details

•
Pro Forma Net Income was $11.7 million, or $0.41 Per Diluted Share.  Weighted average shares outstanding were 28.5 million.  This compares with pro forma net income of $12.3 million, or $0.43 per diluted share, in the corresponding quarter of 2011, based on weighted average shares outstanding of 28.9 million.

•
Consolidated Premiums Increased 7.7%, to $565.6 Million.  The increase was principally due to higher member month enrollment in the Medicare and Commercial businesses, as well as higher average Commercial per-member, per-month premiums.

•
Consolidated Administrative Service Fees Rose 423.1%, to $27.2 Million.  The significant increase in service fees was driven by the addition of the Medicaid ASO business (miSalud), effective November 1, 2011.

•
Managed Care Membership.  Our Managed Care membership grew by 109.8% year over year, reflecting the addition of the miSalud business, in which self-insured membership was 872,496 at the end of the quarter.  Medicare membership increased 14.8% year-over-year, to 122,925.  Fully-insured Commercial membership was up 0.5% from the same period last year.

•
Managed Care MLR Increased 200 Basis Points, to 89.7%.  The increased MLR results from higher member month enrollment in Medicare Advantage, which has a higher MLR than the Commercial business, and to greater-than-expected utilization and cost trends in the Medicare segment.  The Commercial business also experienced higher utilization and cost trends, primarily due to hospital admissions and surgical procedures.

•
Consolidated Loss Ratio Increased 160 Basis Points, to 85.8%.  The higher consolidated loss ratio mainly reflects the 200-basis-point increase in the Managed Care MLR and an increase in the claims incurred in the Life segment, resulting from a higher loss ratio in the Cancer business and an increase in the liability for future policy benefits.

•
Consolidated Operating Expense Ratio Rose 180 Basis Points, to 17.6%.  The higher consolidated operating expense ratio is due to the increase in self-insured contracts associated with our participation in the miSalud program.

•
Consolidated Operating Income Decreased 6.6%, to $15.5 Million.  The decrease reflects the increased MLR in the Medicare business, partly offset by the contribution from the miSalud program, and the improved operating income of the Property and Casualty segment.

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•
Consolidated Operating Income Margin Was 2.6%. The 50-basis-point decrease in the consolidated operating margin is primarily the result of the lower profitability in our Managed Care and Life Insurance businesses, offset, in part, by the improved profit margin of the Property and Casualty Insurance segment.

•
Consolidated Effective Tax Rate Was 11.4%.  The lower effective tax rate reflects the decrease in taxable income in the Managed Care Insurance segment.  The consolidated income tax expense decreased by $0.4 million, or 21.1%, during this quarter.

•	Parent Company Information. During this quarter, Triple-S Management repaid $25.0 million in long-term debt with a 6.7% interest rate, at no premium.

	Pro Forma Net Income
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2012	2011	2012	2011
Net income	$11.7	$11.6	$36.3	$39.1
Less pro forma adjustments:
Net realized investment gains, net of tax	-	4.7	1.8	15.7
Net unrealized trading investments,net of tax	-	(5.1)	-	(6.2)
Derivative loss, net of tax	-	(0.3)	-	(0.6)
Charge related to change in enacted tax rate	-	-	-	(6.4)
Pro forma net income	$11.7	$12.3	$34.5	$36.6
Diluted pro forma net income per share	$0.41	$0.43	$1.21	$1.26

Nine-Month Recap

For the nine months ended September 30, 2012, consolidated operating revenues increased 15.2%, to $1.8 billion, primarily reflecting higher member month enrollment in the Medicare and Commercial segments, the addition of the miSalud business, and the receipt of higher Medicare risk score adjustments in 2012 when compared with the prior year.  Consolidated claims incurred for the nine-month period were $1.5 billion, up 14.5% year over year.  The nine-month consolidated loss ratio increased 230 basis points to 86.0%, while the MLR rose 190 basis points, to 89.6%.  This increase was driven by higher MA member month enrollment, which has an inherently higher MLR than the Commercial business, and higher-than-expected utilization and cost trends in the Medicare business, primarily at American Health.  Consolidated operating expenses for the nine months ended September 30, 2012 were $309.4 million and the operating expense ratio was 17.4%.  Pro forma net income for the nine-month period was $34.5 million, or $1.21 per diluted share, based on weighted average shares outstanding of 28.5 million, compared with $36.6 million, or $1.26 per diluted share, based on weighted average shares outstanding of 29.0 million at the same time last year.

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Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance.  Management evaluates performance based primarily on the operating revenues and operating income of each segment.  Operating revenues include premiums earned, net, administrative service fees and net investment income.  Operating costs include claims incurred and operating expenses.  The Company calculates operating income or loss as operating revenues minus operating expenses.  Operating margin is defined as operating income or loss divided by operating revenues.

(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2012	2011	Percentage Change		2012	2011	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$240.5	$234.4	2.6%		$724.9	$703.2	3.1%
Medicare	268.0	238.0	12.6%		807.9	658.5	22.7%
Medicaid	-	-			-	2.7	(100.0%)
Total Managed Care	508.5	472.4	7.6%		1,532.8	1,364.4	12.3%
Life Insurance	31.8	28.8	10.4%		92.5	83.7	10.5%
Property and Casualty	25.9	24.9	4.0%		71.7	74.5	(3.8%)
Other	(0.6)	(0.7)	(14.3%)		(1.8)	(2.1)	(14.3%)
Consolidated premiums earned, net	$565.6	$525.4	7.7%		$1,695.2	$1,520.5	11.5%
Operating revenues:
Managed Care	$540.8	$483.3	11.9%		$1,630.5	$1,399.9	16.5%
Life Insurance	37.0	33.4	10.8%		107.8	97.2	10.9%
Property and Casualty	28.1	27.4	2.6%		78.4	81.6	(3.9%)
Other	(0.3)	(1.5)	(80.0%)		(1.4)	(2.9)	(51.7%)
Consolidated operating revenues	$605.6	$542.6	11.6%		$1,815.3	$1,575.8	15.2%
Operating income:
Managed Care	$7.3	$11.2	(34.8%)		$33.3	$32.6	2.1%
Life Insurance	4.1	5.3	(22.6%)		12.5	13.2	(5.3%)
Property and Casualty	1.9	(1.1)	272.7%		4.1	2.0	105.0%
Other	2.2	1.2	83.3%		(1.4)	2.9	(148.3%)
Consolidated operating income	$15.5	$16.6	(6.6%)		$48.5	$50.7	(4.3%)
Operating margin:
Managed Care	1.3%	2.3%	-100	bp	2.0%	2.3%	-30	bp
Life Insurance	11.1%	15.9%	-480	bp	11.6%	13.6%	-200	bp
Property and Casualty	6.8%	(4.0%)	1,080	bp	5.2%	2.5%	270	bp
Consolidated	2.6%	3.1%	-50	bp	2.7%	3.2%	-50	bp
Depreciation and amortization expense	$6.2	$5.9	5.1%		$18.0	$16.4	9.8%

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Managed Care Additional Data	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2012	2011	2012	2011
Member months enrollment:
Commercial:
Fully-insured	1,448,985	1,440,393	4,375,260	4,362,829
Self-insured	676,007	670,150	2,007,635	2,058,365
Total Commercial	2,124,992	2,110,543	6,382,895	6,421,194
Medicare:
Medicare Advantage	342,180	291,628	1,011,150	823,264
Stand-alone PDP	25,502	26,444	76,197	79,648
Total Medicare	367,682	318,072	1,087,347	902,912
Medicaid - Self-insured	2,631,532	-	7,886,395	-
Total member months	5,124,206	2,428,615	15,356,637	7,324,106
Claim liabilities (in millions)	$297.2	$262.2 *
Days claim payable	60.0	59.4 *
Premium PMPM:
Managed Care	$279.91	$268.64	$280.60	$259.11
Commercial	165.98	162.73	165.68	161.18
Medicare	728.89	748.26	743.00	729.31
Medical loss ratio	89.7%	87.7%	89.6%	87.7%
Commercial	89.8%	87.3%	89.2%	87.6%
Medicare Advantage	89.5%	88.6%	89.7%	88.7%
Stand-alone PDP	75.9%	73.2%	83.8%	76.5%
Adjusted medical loss ratio	90.4%	86.1%	89.6%	86.6%
Commercial	88.6%	86.2%	88.5%	86.4%
Medicare Advantage	92.1%	86.0%	90.5%	86.8%
Stand-alone PDP	75.1%	73.5%	82.7%	76.8%
Operating expense ratio:
Consolidated	17.6%	15.8%	17.4%	16.4%
Managed Care	14.4%	12.1%	13.8%	12.3%

*	Information provided as of December 31, 2011.

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Managed Care Membership by Segment	As of September 30,
	2012	2011
Members:
Commercial:
Fully-insured	483,103	476,329
Self-insured	225,540	228,663
Total Commercial	708,643	704,992
Medicare:
Medicare Advantage	114,419	98,231
Stand-alone PDP	8,506	8,822
Total Medicare	122,925	107,053
Medicaid - Self-insured	872,496	-
Total members	1,704,064	812,045

2012 Guidance

The company’s full-year outlook, which remains unchanged, is detailed below.

2012 Range

Medical enrollment fully-insured (member months)	7.2-7.4 million

Medical enrollment self-insured (member months)	12.7-13.0 million

Consolidated operating revenues (in billions)	$2.3-$2.4

Consolidated loss ratio	85.0%-86.0%

Medical loss ratio	88.8%-89.8%

Consolidated operating expense ratio	17.2%-18.2%

Consolidated operating income (in millions)	$67.0-$77.0

Consolidated effective tax rate	23%-24%

Pro forma earnings per share	$1.80-$1.85

Weighted average of diluted shares outstanding (in millions)	28.5

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Conference Call and Webcast

Management will host a conference call and webcast on October 31, 2012 at 9:30 a.m., Eastern Time to discuss its financial results for the three months ended September 30, 2012.  To participate, callers within the U.S. and Canada should dial 1-877-941-0844, and international callers should dial 1-480-629-9835 about five minutes before the presentation.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed.  This program is provided at no charge to the user.  An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association.  It is the leading player in the managed care industry in Puerto Rico.  Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands.  With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield brand through its subsidiary Triple-S Salud, Inc. and effective February 2011, also offers non-branded Medicare products through American Health Inc.  In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances.  Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties.  Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight.  The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

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•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employer, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive.  Management believes the forward-looking statements in this release are reasonable.  However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition.  In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations.  In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited September 30, 2012	December 31, 2011
Assets

Investments	$1,308,700	$1,153,293
Cash and cash equivalents	68,750	71,834
Premium and other receivables, net	283,349	287,184
Deferred policy acquisition costs and value of business acquired	164,128	155,788
Property and equipment, net	96,818	81,872
Other assets	129,393	130,606

Total assets	$2,051,138	$1,880,577

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$916,437	$836,029
Accounts payable and accrued liabilities	268,905	253,202
Short-term borrowings	11,200	-
Long-term borrowings	101,762	114,387

Total liabilities	1,298,304	1,203,618

Stockholders’ equity:
Common stock	28,461	28,365
Other stockholders equity	724,066	648,594

Total Triple-S Management Corporation stockholders' equity	752,527	676,959

Noncontrolling interest in consolidated subsididary	307	-

Total stockholders' equity	752,834	676,959

Total liabilities and stockholders’ equity	$2,051,138	$1,880,577

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	Unaudited 2012	Unaudited 2011	Unaudited 2012	Unaudited 2011
Revenues:
Premiums earned, net	$565,607	$525,371	$1,695,157	$1,520,485
Administrative service fees	27,181	5,210	82,473	18,767
Net investment income	11,595	12,061	34,349	36,513
Other operating revenues	1,206	-	3,358	-

Total operating revenues	605,589	542,642	1,815,337	1,575,765

Net realized investment gains	21	5,569	2,157	18,457
Net unrealized investment loss on trading securities	-	(6,007)	-	(7,267)
Other income (expenses), net	598	(169)	1,514	311

Total revenues	606,208	542,035	1,819,008	1,587,266

Benefits and expenses:
Claims incurred	485,495	442,399	1,457,388	1,272,913
Operating expenses	104,604	83,623	309,378	252,216

Total operating costs	590,099	526,022	1,766,766	1,525,129

Interest expense	2,956	2,499	8,181	8,583

Total benefits and expenses	593,055	528,521	1,774,947	1,533,712

Income before taxes	13,153	13,514	44,061	53,554

Income tax expense	1,470	1,901	7,862	14,485

Net income	11,683	11,613	36,199	39,069

Less: Net loss attributable to the noncontrolling interest	32	-	65	-

Net income attributable to TSM	$11,715	$11,613	$36,264	$39,069

Earnings per share attributable to TSM:

Basic net income per share	$0.41	$0.40	$1.28	$1.36
Diluted earnings per share	$0.41	$0.40	$1.27	$1.35

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Nine Months Ended
	September 30,
	Unaudited 2012	Unaudited 2011

Net cash provided by operating activities	$112,094	$216,909

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	67,943	225,060
Fixed maturities matured/called	115,649	76,786
Equity securities	50,016	31,253
Securities held to maturity:
Fixed maturities matured/called	11,080	1,941
Acquisition of investments:
Securities available for sale:
Fixed maturities	(278,533)	(212,358)
Equity securities	(78,135)	(111,770)
Securities held to maturity:
Fixed maturities	(1,067)	(755)
Other investments	18	-
Net inflows (outflows) from policy loans	84	(392)
Acquisition of business, net of cash acquired of $816 and $29,370 in the nine months ended September 30, 2012 and 2011, respectively	(2,685)	(54,058)
Net capital expenditures	(8,756)	(12,000)

Net cash used in investing activities	(124,386)	(56,293)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(3,332)	(9,275)
Net change in short-term borrowings	11,200	(15,575)
Repayments of long-term borrowings	(26,464)	(51,230)
Repurchase and retirement of common stock	(637)	(7,554)
Cash settlements of stock options	-	(2,420)
Proceeds from exercise of stock options	316	189
Proceeds from policyholder deposits	32,946	20,725
Surrenders of policyholder deposits	(4,821)	(4,580)

Net cash provided by (used in) financing activities	9,208	(69,720)

Net (decrease) increase in cash and cash equivalents	(3,084)	90,896

Cash and cash equivalents, beginning of period	71,834	45,021

Cash and cash equivalents, end of period	$68,750	$135,917

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